UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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STONERIDGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
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STONERIDGE, INC.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
We invite you to attend our 2020 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, May 19, 2020, at 11:00 a.m. Eastern Daylight Savings Time (“EDT”). The Annual Meeting can be accessed by the Internet at www.virtualshareholdersmeeting.com/SRI2020. Because the Annual Meeting is virtual and being conducted electronically, shareholders cannot attend the meeting in person.
The purpose of the Annual Meeting is to consider and take action on the following items of business:
(1)	To elect eight directors, each for a term of one year;
(2)	To ratify of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020;
(3)	To vote on an advisory resolution to approve executive compensation;
(4)	To vote on a proposal to approve an amendment to the 2016 Long-Term Incentive Plan to increase common shares available for issuance; and
(5)	To transact such other business as may be properly brought before the Annual Meeting and any postponement or adjournment thereof.
Record Date. Only shareholders of record at the close of business on March 20, 2020, the record date, are entitled to notice of and to vote at the Annual Meeting.
We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
By order of the Board of Directors,

THOMAS M. DONO, Jr.,
Chief Legal Officer and Secretary
Dated: April 2, 2020
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2020:
This Proxy Statement and the Company’s 2019 Annual Report to Shareholders are also available at www.proxyvote.com.
YOUR VOTE IS IMPORTANT. PLEASE VOTE.

2020 Proxy Statement

STONERIDGE, INC.
2020 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
We are furnishing to our shareholders these proxy materials, which include this Proxy Statement and our 2019 Annual Report to Shareholders, by providing access to them on the Internet at www.proxyvote.com. On or about April 2, 2020 we began mailing shareholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice of Internet Availability, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability.
The Board of Directors is soliciting proxies in connection with the 2020 Annual Meeting of Shareholders and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone or by mailing your proxy card or voting instruction form.
Stoneridge, Inc. 2020 Annual Meeting Information
Date and Time:	Tuesday, May 19, 2020, at 11:00 a.m. (EDT)
Virtual Meeting:	Access the meeting at www.virtualshareholdersmeeting.com/SRI2020
Record Date:	March 20, 2020
Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.
Matters to be Considered:
Management Proposals		Board Vote Recommendation	Page (for more information)
1.	Elect eight directors named in this Proxy Statement	FOR ALL	5
2.	Ratify the appointment of Ernst & Young LLP	FOR	9
3.	Provide advisory vote on executive compensation	FOR	11
4.	Amend 2016 Long-Term Incentive Plan to increase available shares	FOR	37
Company Performance
We delivered strong performance in 2019 as despite lower sales, the Company experienced higher operating income and net income compared to prior year. The Company believes that focusing our portfolio on smart products, or products which contain embedded electronics or logic, will address industry megatrends and have a positive impact on both our top-line growth and underlying margins.
Net sales decreased by $31.9 million, or 3.7%, compared to the prior year, due to lower sales in all segments. Our Control Devices segment net sales decreased primarily as a result of decreased sales volume in the North American automotive market, partially offset by sales volume increases in our China automotive and European automotive as well as the one-time sale of product lines and assets related to certain non-core switches and connectors. Our Electronics segment net sales decreased primarily due to a decrease in sales volume in our European commercial vehicle market and unfavorable foreign currency translation offset by an increase in sales volume in our North American and China commercial vehicle markets and increased sales in our off-highway vehicle products. Our Stoneridge Brazil segment (previously referred to as “PST”) net sales decreased due to lower volumes for our Argentina aftermarket channel, audio and alarm products, tracking devices and monitoring service revenues offset by higher volumes for our OEM and factory authorized dealer installer products.
i

Net income attributable to Stoneridge, Inc. in 2019 increased by $6.4 million compared to prior year, which was primarily due to the gain on disposal of Control Devices’ product lines and assets related to certain non-core switches and connectors (“Non-core Products”) of $33.6 million and the recovery of Brazilian indirect taxes of $6.5 million which were offset by decreased sales and gross margin and an increase in restructuring costs of $9.6 million mostly related to our previously announced closure of our Canton facility (“Canton Restructuring”).
(in thousands, except earnings per share and share price)
	2019	2018
Net sales	$ 834,289	$ 866,199
Operating income	71,281	67,004
Net income	60,291	53,848
Diluted earnings per share attributable to Stoneridge, Inc.	$2.13	$1.85
Share price at December 31	$29.32	$24.65
Director Nominees
Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 5.
				Committee Memberships
Name	Age	Director Since	Primary Occupation	Independent	AC	CC	NCGC	CEC
Jonathan B. DeGaynor	53	2015	President and CEO of Stoneridge, Inc.
Jeffrey P. Draime	53	2005	Self-employed business consultant	✔		✔	✔
Douglas C. Jacobs	80	2004	Chief Financial Officer and Treasurer, Brownstone Services LLC	✔	C	✔
Ira C. Kaplan	66	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✔	✔		✔	✔
Kim Korth	65	2006	President and CEO 6th Avenue Group	✔		C	✔	✔
William M. Lasky	72	2004	Retired, Former President and CEO of Accuride Corporation	L	✔	✔	C
George S. Mayes, Jr.	61	2012	Self-employed business consultant	✔	✔	C
Paul J. Schlather	67	2009	Self-employed business consultant	✔	✔			✔
AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	L	Lead Independent Director
NCGC	Nominating and Corporate Governance Committee
CEC	Compliance and Ethics Committee
Ratification of the appointment of Ernst & Young LLP
We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020. For more information, see page 9.
Executive Compensation Highlights
Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives and, thereby, enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•	Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
ii

•	Align total compensation with the objectives and strategies of our business and shareholders.
Key elements of our 2019 compensation program were as follows:
•	Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.
•	Annual Incentive Plan (“AIP”). The 2019 AIP was comprised of consolidated and, where appropriate, divisional financial performance metrics. In addition, there is an individual performance component.
•
Long-Term Incentive Plan (“LTIP”). Long-term incentives were awarded under our Long-Term Incentive Plan for 2019 and targeted at approximately the 50th percentile of our comparator group. These awards will vest in three years, weight performance-based performance shares (“Performance Shares”) more heavily than time-based restricted share units (“RSUs”), and are allocated as follows: 10% Performance Shares that vest based on achievement of a three year return on invested capital (“ROIC”) target; 20% Performance Shares that vest based on achievement of a three year cumulative earnings per share (“EPS”) target; 25% Performance Shares that vest based on our Total Shareholder Return (“TSR”) over a three year period compared to a group of peer companies; and 45% RSUs that vest based on the passage of time.

For more information related to our executive compensation program, see page 17.
Amendment to 2016 LTIP Incentive Plan
We are also asking for our shareholders to approval an amendment to our 2016 Long-Term Incentive Plan (the “2016 LTIP”) to add shares available for issuance under the 2016 LTIP to help the Company in achieving the goal of promoting long-term growth and profitability. The amendment to add shares will enable the Company to continue to attract, retain and reward key employees.
iii

STONERIDGE, INC.
PROXY STATEMENT
The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your proxy as a Company shareholder on matters to be voted on at our Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, May 19, 2020, at 11:00 a.m. (EDT), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This year’s meeting will be a completely “virtual” Annual Meeting. You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdersmeeting.com/SRI2020. You will need to have your 16-digit Control Number included on your Notice Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
We are mailing shareholders a Notice of Internet Availability containing instructions on how to access the proxy materials and how to vote online on or about April 2, 2020.
Annual Report; Internet Availability
As permitted by U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials, which include this Proxy Statement, our Notice of Annual Meeting of Shareholders and our 2019 Annual Report to Shareholders, to shareholders by providing access to the proxy materials on the Internet at www.proxyvote.com. The Company anticipates that the Notice Internet Availability in connection with our proxy materials will first be mailed on or about April 2, 2020 to all shareholders entitled to vote at the Annual Meeting and we will post our proxy materials on the website referenced in the Notice of Internet Availability. As more fully described in the Notice of Internet Availability, all shareholders may choose to access our proxy materials on the website referred to in the Notice of Internet Availability or may request to receive, without charge, a printed set of our proxy materials.
Solicitation of Proxies
The Board is making this solicitation of proxies and we will pay the cost of the solicitation. In addition, our employees may solicit proxies by telephone, facsimile or e-mail.
Proxies
The common shares represented by your proxy will be voted in accordance with the instructions indicated on your proxy card. In the absence of any such instructions, they will be voted to (i) elect the director nominees set forth under “Election of Directors”; (ii) ratify the appointment of Ernst & Young LLP as our registered public accounting firm for 2020; (iii) approve on an advisor basis the compensation of our Named Executive Officers, and (iv) approve the amendment to the 2016 Long-Term Incentive Plan.
No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with their judgment.
Revocation of Proxies
Your participation at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:
•	signing and delivering a later-dated proxy;
•	voting again by Internet or telephone prior to 1:00 a.m. (EDT) on May 19, 2020 (only the latest vote you submit will be counted);

•
giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 15, 2020); or

•	by voting at the Annual Meeting.
If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.
Virtual Shareholder Meeting
This year we are holding a virtual Annual Meeting instead of a physical Annual Meeting as we have done in the past to address the concerns and recent government orders related to the COVID-19 pandemic. In addition to concerns related to the COVID-19 pandemic, holding a virtual Annual Meeting should provide expanded access, improve communication and provide potential cost savings to our shareholders and our Company. We believe that holding a virtual Annual Meeting will enable more shareholders to attend and participate in the meeting because our shareholders can fully participate from any location with Internet access.
The Annual Meeting will be conducted exclusively online via live, audio-only, webcast, allowing all of the Company’s shareholders the option to participate in the live, online shareholder meeting from any location convenient to them. Only shareholders at the close of business on the record date may attend, vote and ask questions at the Annual Meeting by following the instructions provided. The virtual Annual Meeting can be accessed by visiting:
www.virtualshareholdersmeeting.com/SRI2020
You will need to have your 16-digit Control Number included on our Notice of Internet Availability and/or your proxy card (if you received a printed copy of the proxy materials) to join and participate in the Annual Meeting.
We encourage you to access the Annual Meeting before the start time of 11:00 a.m. (EDT), on May 19, 2020. Please allow ample time for online check-in, which will begin at 10:30 a.m. (EDT) on May 19, 2020.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the meeting or during the meeting time, please call: 800-586-1548 (U.S.) and 303-562-9288 (international).
Shareholders who participate in the virtual Annual Meeting by means of the hyperlink above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purpose of determining a quorum and counting votes.
Record Date and Voting Eligibility
Only shareholders of record at the close of business on the record date, March 20, 2020, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 26,986,857 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.
Voting
The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.

Shareholders of Record
If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may:
•
By Telephone. You may vote by telephone by calling toll-free 1-800-690-6903 on a touch-tone phone until 11:59 p.m. EDT on May 18, 2020. Please have your Notice of Internet Availability or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•
By Internet. You may vote your shares by proxy by visiting the website www.proxyvote.com until 11:59 p.m. EDT on May 18, 2020. Please have your Notice Internet of Availability or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•
By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. Mailed proxy cards with respect to shares held of record should be mailed to allow sufficient time for delivery and tabulation. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

•
At the Annual Meeting. You may vote your shares by attending the Annual Meeting by accessing www.virtualshareholdersmeeting.com/SRI2020 and voting using the 16-digit control number included on your proxy card and/or on your Notice of Internet Availability. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.

Street Name Holders
•
You must vote your common shares through the procedures established by your bank, broker, or other holder of record. Your bank, broker, or other holder of record has enclosed or otherwise provided a voting instruction card for you to use in directing the bank, broker, or other holder of record how to vote your common shares.

•
If you are a shareholder holding your shares in “street name” as of the close of business on March 20, 2020, you may gain access to the Annual Meeting at www.virtualshareholdersmeeting.com/SRI2020 by following the instructions in the voting instruction card provided by your bank, broker or other holder of record. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your bank, broker dealer or other holder of record.

If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (“Proposal 2”). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (“Proposal 1”), the advisory vote to approve our compensation of our Named Executive Officers (“Proposal 3”), or the proposal to amend the 2016 LTIP (“Proposal 4”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 29, 2020, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
BlackRock, Inc.(2)	1,996,482	7.4%
Dimensional Fund Advisors LP(3)	1,848,511	6.8
T. Rowe Price Associates, Inc.(4)	1,704,149	6.3
Massachusetts Financial Services Company(5)	1,634,138	6.0
The Vanguard Group(6)	1,608,314	5.9
Silvercrest Asset Management Group LLC(7)	1,565,554	5.8
Jeffrey P. Draime(8)	440,213	1.6
Jonathan B. DeGaynor(9)	225,113	*
William M. Lasky(10)	127,579	*
Paul J. Schlather(11)	116,536	*
Ira C. Kaplan(12)	62,551	*
Douglas C. Jacobs(10)	61,859	*
Kim Korth(10)	56,599	*
Robert R. Krakowiak(13)	53,486	*
George S. Mayes, Jr.(10)	45,619	*
Robert R. Willig, Jr.	1,100	*
Thomas M. Dono, Jr.	—	*
Laurent P. Borne	—	*
All Executive Officers and Directors as a Group (17 persons)	1,244,095	4.6%
* Less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.
(2)	According to a Schedule 13G/A filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)
According to a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP, all securities reported are owned by commingled funds, group trusts and separate accounts to which it or its subsidiaries serve as investment advisor, sub-advisor and/or manager. Dimensional Fund Advisors LP has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)	According to a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. The address of T. Rowe Price Associates Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(5)	According to a Schedule 13G filed with the SEC by Massachusetts Financial Services Company (“MFS”). The address of MFS is 111 Huntington Ave, Boston, MA 02199.
(6)	According to a Schedule 13G/A filed with the SEC by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)
According to a Schedule 13G filed with the SEC by Silvercrest Asset Management Group LLC. The address of Silvercrest Asset Management Group LLC is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.

(8)
Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 88,964 common shares owned by Mr. Draime directly and 3,535 restricted common shares subject to forfeiture (which vested on March 5, 2020).

(9)	Includes 89,299 time-based share units and performance-based performance shares, which vest and are payable in common shares on a one-for-one basis on March 6, 2020.
(10)	Includes 3,535 restricted common shares subject to forfeiture (which vested on March 5, 2020).
(11)
Represents 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, 65,501 common shares owned by Mr. Schlather directly and 3,535 restricted common shares subject to forfeiture (which vested on March 5, 2020).

(12)	Represents 59,016 common shares held in a trust, of which Mr. Kaplan is trustee, and 3,535 restricted common shares subject to forfeiture (which vested on March 5, 2020).
(13)	Includes 34,344 time-based share units and performance-based performance shares, which vest and are payable in common shares on a one-for-one basis on March 6, 2020.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at eight. At the Annual Meeting, shareholders will elect eight directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nominees identified below be elected to the Board. Jonathan B. DeGaynor has an employment agreement with the Company which provides that during the term of the agreement he shall be entitled to be nominated for election to the Board. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.
Directors are elected by a plurality of the votes cast at the Annual Meeting. Broker non-votes and abstaining votes will be counted as “Present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. “Plurality” means that the director nominees who receive the greatest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.
Majority Voting Principle. Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.
The director nominees nominated by the Board are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.
The Board of Directors recommends that you vote FOR the following nominees.
Nominees to Serve for a One-Year Term Expiring in 2020
Jonathan B. DeGaynor
Mr. DeGaynor, 53, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since March 2015. Mr. DeGaynor served as the Vice President-Strategic Planning and Innovation of Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential and automotive applications, from October 2014 until March 2015. Prior to that, Mr. DeGaynor served as Vice President-Business Development, Managing Director Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated plastic parts for the automotive, commercial truck and consumer goods industries, from August 2008.

The Company believes that Mr. DeGaynor should serve as a director because he provides services as the Company’s President and Chief Executive Officer and because his extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. He brings expertise related to development and production of products and technologies. He provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime
Mr. Draime, 53, has served as a director since 2005. Since 2005 Mr. Draime has been a self-employed business consultant. Mr. Draime is a partner and the President of AeroMax Aviation Holdings LLC, a charter aircraft corporation.

Mr. Draime served in various roles with the Company from 1988 through 2001, including operations, sales, quality control, product costing, and marketing. From 1999 to 2011 he was the owner of QSL Columbus/QSL Dayton, a restaurant franchise. From 2017 to present Mr. Draime has served as the Chairman of the Board of Directors of Aeromics, Inc., a clinical stage biotech company. From 2012 through 2015, Mr. Draime has served as a director of Servantage Dixie Sales, Inc., an independent, full service, value added distributor serving consumer products markets. The Company believes Mr. Draime should serve as a director because he provides an historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience.

Douglas C. Jacobs
Mr. Jacobs, 80 has served as a director since 2004. Since 2015 he has served as the Chief Financial Officer and Treasurer of Brownstone Services LLC and several other privately held companies owned by the beneficiary of a marital trust. From 2005 to 2014, Mr. Jacobs was the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a marital trust. Prior to serving in this position, from 1999 until 2005 Mr. Jacobs held various financial positions with the Cleveland Browns. Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs served as a director and member of the Audit Committee of the Board of CalAtlantic Group Inc., a national residential home builder, which was formed as a result of the merger of Standard Pacific Corporation and Ryland Homes in October 2015 until February 2018. Prior to the merger, Mr. Jacobs has served as a director of Standard Pacific Corporation, a national residential home builder in southern California, since 1998 and served as Chairman of the Audit Committee and a member of the Compensation, Executive and Nominating and Corporate Governance Committees.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan
Mr. Kaplan, 66, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

Kim Korth

Ms. Korth, 65, has served as a director since 2006. Since May 2019, Ms. Korth has served as the Managing Director and board member of Engauge Workforce Solutions, and since July 2017, Ms. Korth has served as the President and Chief Executive Officer of 6th Avenue Consulting Group. From January 2018 to December 2019, Ms. Korth was the Chief Executive Officer and board member of bb7. Prior to that, from December 2012 until April 2017, Ms. Korth was the President and Chief Executive Officer of Dickten Masch Plastics, LLC, a thermoplastics and thermoset manufacturer, and the President, Chief Executive Officer and director of TECHNIPLASTM, a privately held group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth is the founder and owner of IRN, Inc., an international automotive consulting firm. She founded the consulting firm in 1983 and is a recognized expert on automotive supplier strategy and issues.

Ms. Korth is a member of the board of Unique Fabricating, Inc., a niche supplier of acoustic parts for the automotive industry.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky
Mr. Lasky, 72, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. On October 8, 2009 Accuride filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On February 26, 2010, after successfully completing its plan of reorganization, Accuride emerged from Chapter 11 bankruptcy. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

From 2011 through May 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.
Mr. Mayes, 61, has served as a director since 2012. Mr. Mayes currently provides independent business consulting services. Previously, Mr. Mayes served as Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in-depth knowledge of manufacturing theories and operations, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather
Mr. Schlather, 67, has served as a director since 2009. Mr. Schlather currently provides independent business consulting services. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather also serves on the boards of four closely held businesses.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthens the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2020. For 2019, Ernst & Young was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of Ernst & Young to serve as our independent registered public accounting firm for 2020.
Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2020 if it determines that such a change would be in the best interests of the Company and our shareholders.
Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.
The Board of Directors recommends that you vote FOR Proposal Two.
Service Fees Paid to the Independent Registered Public Accounting Firm
For the fiscal years ended December 31, 2019 and 2018 we retained Ernst & Young to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.
	2019	2018
Audit Fees	$2,380,600	$2,291,400
Audit Related Fees	5,400	3,000
Tax Fees	331,100	357,000
Total Fees	$2,717,100	$2,651,800
Audit Fees. Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, international statutory audits and other services that are normally provided by the independent registered accountants in connection with regulatory filings.
Audit-related fees. Audit related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements.
Tax Fees. Tax fees relate to tax planning, domestic and international tax compliance and tax advice.
Pre-Approval Policies and Procedures
The Audit Committee Charter requires pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.
All services provided by Ernst & Young during fiscal year 2019, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the Audit Committee Charter as described above.
Audit Committee Report
In accordance with its written charter, the Audit Committee assists the Board in overseeing (a) the integrity of the financial statements of the Company, (b) the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, (c) the Company’s compliance with legal and regulatory requirements, (d) the Company’s independent registered public accounting firm’s qualifications and independence, and (e) the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of five directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.
In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2019, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed under the Public Company Accounting Oversight Board and the Commission. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.
The Audit Committee discussed with our Vice President of Tax & Internal Audit and Internal Audit Director and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee also met with the Internal Audit Director and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.
Based on the above-referenced review and discussions with management, the Internal Audit Director and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2019 be included in the Company’s Annual Report on Form 10-K filed with the SEC.
The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
George S. Mayes, Jr.
Paul J. Schlather

PROPOSAL THREE: SAY-ON-PAY
As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “Say-On-Pay” proposal)). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.
At the Company’s 2019 Annual Meeting of Shareholders, 98.2% of the votes cast on the Say-On-Pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.
Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.
Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 45-53% of each executive officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value. The Compensation Committee retains the services of an independent compensation consultant to advise the Committee on competitive compensation and compensation practices.
The Board recommends that shareholders vote FOR the following resolution:
“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.
The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

CORPORATE GOVERNANCE
Corporate Governance Documents and Committee Charters
The Company’s Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics committees are posted on our website at www.stoneridge.com.
Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.
Corporate Ethics Hotline
We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.
Director Independence
The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election as a director are independent:
Jeffrey P. Draime	Kim Korth	George S. Mayes, Jr.
Douglas C. Jacobs	William M. Lasky	Paul J. Schlather
Ira C. Kaplan
Annual Board and Committee Self Evaluations
Our Corporate Governance guideline requires that the Board and each committee conduct an annual self-evaluation. The self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities. Each year the Board and each committee conducts a self-evaluation/assessment using questionnaires to facilitate the evaluation. The Board and each Committee then reviews a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.
The Board of Directors’ Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other inherent risks to the Company. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.
The Board of Directors’ Role in Ethics and Compliance
The Company is committed to a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics. In 2017 the Board established the Compliance and Ethics

Committee to assist the Board in overseeing (i) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Company’s Code of Conduct and Stoneridge Integrity Program Charter, and (ii) the Company’s compliance with legal and regulatory requirements. Members of the Compliance and Ethics Committee are Ira C. Kaplan, Kim Korth, George S. Mayes, Jr. (chair) and Paul Schlather.
Anti-Hedging Policy
Our Insider Trading Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in prepaid variable forward contracts, equity swaps, collars, exchange funds, put options, call options or other derivative securities, on an exchange or in any other organized market.
Anti-Pledging Policy
Our Insider Trading Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
The Board of Directors
In 2019 the Board held nine meetings and took action by unanimous written consent on two occasions. Each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our directors attended the 2019 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. All directors, except Mr. DeGaynor, the Company’s President and CEO, are independent.
Leadership of the Board
The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction and management of our day-to-day operations.

Committees of the Board
The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance and Ethics Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance and Ethics Committee
Douglas C. Jacobs*	Jeffrey P. Draime	Jeffrey P. Draime	Ira C. Kaplan
Ira C. Kaplan	Douglas C. Jacobs	Ira C. Kaplan	Kim Korth
William M. Lasky	Kim Korth*	Kim Korth	George S. Mayes, Jr.*
George S. Mayes, Jr.	William M. Lasky	William M. Lasky*	Paul J. Schlather
Paul J. Schlather
*	Committee Chairperson
Audit Committee
This committee held eight meetings in 2019. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.
Compensation Committee
This committee held four meetings in 2019. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules and is a non-employee director under Rule 16b-3 of the Exchange Act. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2019, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.
Nominating and Corporate Governance Committee
This committee held two meetings in 2019. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Compliance and Ethics Committee
This committee held five meetings in 2019. The purposes of the Compliance and Ethics Committee are to assist the Board in overseeing (a) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Stoneridge Integrity Program, (b) in collaboration with the Audit Committee the Company’s compliance with legal and regulatory requirements, and (c) to oversee the Company’s commitment to establishing a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics.
Nominations and Nomination Process
It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.
In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:
•
the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;

•
the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;

•
a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;

•
any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and
•
the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance

Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term best interests of our shareholders.
The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 5 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2019. In addition, no Compensation Committee interlocks existed during 2019.
Communications with the Board of Directors
The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.
Transactions with Related Persons
There were no reportable transactions involving related persons in 2019.
Review and Approval of Transactions with Related Persons
The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section we describe the compensation program for our Named Executive Officers (“NEOs”). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board in 2019 as it relates to the compensation of our NEOs.
Named Executive Officers for 2019
Name	Title
Jonathan B. DeGaynor	President & Chief Executive Officer
Robert R. Krakowiak	Executive Vice President, Chief Financial Officer & Treasurer
Thomas M. Dono, Jr.	Chief Legal Officer & Secretary
Laurent P. Borne	President Electronics & Chief Technology Officer
Robert R. Willig, Jr.	President Control Devices
Anthony L. Moore(1)	Vice President Operations
(1)	Mr. Moore served as Vice President Operations until August 9, 2019 when he left the company.
2019 Overview
We delivered strong performance in 2019 as despite lower sales, the Company experienced higher operating income and net income compared to prior year. The Company believes that focusing our portfolio on smart products, or products which contain embedded electronics or logic, will address industry megatrends and have a positive impact on both our top-line growth and underlying margins.
The actions of the Compensation Committee (the “Committee”) and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2019. Highlights from the year and our performance are as follows:
•	Our business units have continued to focus on profitable and sustainable top line growth by developing a clear current and future vision of our products, technologies and targeted customers.
•
Net sales decreased by 3.7% due to lower sales in each of our segments. Our Control Devices segment net sales decreased primarily as a result of decreased sales volume in the North American automotive market, partially offset by sales volume increases in our China automotive and European automotive as well as the one-time sale of product lines and assets related to certain non-core switches and connectors (“Non-core Products”). Our Electronics segment net sales decreased primarily due to a decrease in sales volume in our European commercial vehicle market and unfavorable foreign currency translation offset by an increase in sales volume in our North American and China commercial vehicle markets and increased sales in our off-highway vehicle products. Our Stoneridge Brazil segment (previously referred to as “PST”) net sales decreased due to lower volumes for our Argentina aftermarket channel, audio and alarm products, tracking devices and monitoring service revenues offset by higher volumes for our OEM and factory authorized dealer installer products.

•
Net income attributable to Stoneridge, Inc. in 2019 increased by $6.4 million compared to prior year, which was primarily due to the gain on disposal of Control Devices’ from the Non-core Products of $33.6 million and the recovery of Brazilian indirect taxes of $6.5 million which were offset by decreased sales and gross margin and an increase in restructuring costs of $9.6 million mostly related to our previously announced closure of our Canton facility.

As a result:
•
Performance on our consolidated operating income, excluding the impact of two external events - the General Motors (“GM”) strike and tariffs on Chinese produced components (“China tariffs”), and free cash flow fell below the budgeted targets for our Annual Incentive Plan (AIP) and resulting in an overall weighted achievement of 35.4% of target for the consolidated portion of the AIP.

•	Our Control Devices segment achieved below budgeted targets for the divisional financial metrics and earned 30.3% of target for the AIP.
•	Our Electronics segment achieved below budgeted targets for the divisional financial metrics and earned 10.1% of target for the AIP.
•	Our PST segment exceeded the budgeted targets for the divisional financial metrics and earned 91.4% of target for the AIP.
•
Under our long-term incentive plan, our earnings per share (“EPS”) for the 2017-2019 performance period exceeded the three-year cumulative target for the 2017 grant, resulting in EPS share awards at 130% of target. Our total shareholder return (“TSR”) for the same performance period was at the 87th percentile of our peer group, resulting in shares earned at 174% of target for the TSR metric.

Compensation Philosophy and Objectives
Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•	Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.
•	Align total compensation with the objectives and strategies of our shareholders and business.
A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance, and therefore will not be earned unless at least the minimum threshold performance is achieved.
Elements of Compensation
Following are the elements of our executive compensation program and the objectives for including them.
Element	Type	Objective
Base Salary	Cash - fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience & performance.
Annual Incentive Plan	Cash - variable	Motivate and reward the achievement of individual, division and/or corporate financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash - variable	Retain and reward key employees, and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare & retirement benefits, and limited perquisites that align with our compensation philosophy.

Mix of Compensation
Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at-risk, with the amount of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.
There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.
Total Target Compensation
Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the annual and long-term incentive compensation payout levels based upon the applicable performance achievement and, for a significant percentage of long-term awards, the price of our common shares and total shareholder return (“TSR”) measured against peer group TSR. The following charts show the weighting of each element of total target compensation for the CEO, and average for the other NEOs. This demonstrates our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.

Compensation Policies & Best Practices
To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals.
•	Significant emphasis on performance-based compensation
•	Use of an independent compensation consultant whose firm does no other work for the Company
•	Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness
•	Use of the TSR metric in the long-term incentive plan to align executive and shareholder interests
•	Include caps on both the annual incentive plan and the long-term incentive plan

•	Provide limited perquisites to executive officers
•	Maintain stock ownership guidelines for our executive officers and non-employee Directors
•	Established anti-hedging and anti-pledging policies
•	Recoupment of compensation (“clawback”) policy
•	Conduct an annual compensation risk assessment
The Compensation Committee
The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:
•	Ensures there is a clear, reasonable and logical linkage between executive officer compensation programs and overall Company performance
•	Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation
•
Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as Company performance and market conditions

•	Reviews, advises on and approves new or revised compensation plans
Independent Compensation Consultant
The Committee retains the services of an independent compensation consultant to assist the Committee with the following:
•	Appraising of relevant trends and compensation developments in the market
•	Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed
•	Providing Comparator Group analysis
•	Providing market data for the CEO position and other executive officers
In 2019, the Committee’s compensation consultant was Total Rewards Strategies, LLC (“TRS”).
Management
The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers.

Comparator Group
The Comparator Group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. The Committee reviews and approves the Comparator Group annually. In March 2019, the Committee’s review of the Comparator Group resulted in ten new companies being added and ten companies being removed. Factors considered by the Committee in selecting Comparator Group companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. The companies in the resulting Comparator Group in 2019 were:
Allison Transmission	Donaldson	Methode Electronics
Altra Industrial Motion	Dorman Products	Modine Manufacturing
CalAmp	Franklin Electric	Rogers
CIRCOR	Gentex	Shiloh Industries
Columbus McKinnon	Gentherm	Standard Motor Products
Commercial Vehicle Group	LCI Industries	Strattec Security
Cooper-Standard Holdings	Littelfuse	Superior Industries
CTS	Lydall	Tower International
Curtiss-Wright	Martinrea International	Visteon
Delphi Technologies	Meritor	Wabash National
Compensation Benchmarking
TRS provides the Committee with the 50th and 75th percentiles of the Comparator Group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary, annual incentive and long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to target overall compensation at the 50th percentile of pay practices of the Comparator Group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.
In 2019, the Committee approved an increase to Mr. DeGaynor’s total compensation to more closely align with the competitive market rate. The increase reflected CEO pay levels of our Comparator Group as well as Mr. DeGaynor’s performance, tenure and experience.
Consideration of Shareholder Advisory Vote on Executive Compensation
At our 2019 Annual Meeting of Shareholders, our shareholders approved our compensation advisory resolution with 98.2% of the votes cast on the say-on-pay proposal voted for the proposal on the 2018 executive compensation described in our 2019 Proxy Statement. The Committee believes the shareholders vote affirms the Company’s approach to executive compensation.
Base Salary
Base salary is the foundation of our compensation program for our executive officers. The annual cash incentive compensation awards and long-term incentive awards are typically based on a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry, and competitive market data, as discussed above. In each case, due consideration is given to individual factors, such as the officer’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies and in particular our Comparator Group. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee generally approves executive officer base salaries at its December meeting, which become effective January 1 of the following year.
Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur.
Annual Incentive Awards
Our executive officers participate in our Annual Incentive Plan (“AIP”) which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance. At the March 2019 Compensation Committee meeting, the Committee approved the Company’s 2019 AIP targets and performance metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary.
For 2019, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisional metrics to incentivize specific performance. In addition, there is an individual performance metric for executive officers (excluding Mr. DeGaynor) and other leaders in the Company as a way to incentivize and reward specific strategic and measurable activities that are particular to each leader’s area of responsibility. The individual metrics are considered critical to the achievement of the overall financial and operational metrics. The individual performance metric functions as a multiplier to the overall Weighted Achievement, and can range from 90% to 110%.
The consolidated and divisional financial performance metric targets were established based on our 2019 business plan. The targets were intended to be challenging but achievable based on industry conditions known at the time they were established. Under the 2019 AIP, the threshold level for achievement on the consolidated and divisional financial metrics was based on 80% of target while the maximum level was based on 130% of target.
For each performance metric, specific levels of achievement for threshold, target, and maximum were established. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at threshold, 50% payout is achieved. Below the threshold, no incentive is earned on that metric. Threshold achievement on the Operating Income metric is required for the other metrics to pay out above their threshold levels. The AIP incentive compensation payout earned between the threshold and maximum levels is prorated.
The stated objectives of the AIP include retaining key employees and rewarding them for performance aligned with the growth and profitability of Stoneridge. In 2019, there were two external events that impacted Consolidated Operating Income – the General Motors (“GM”) strike and tariffs on Chinese produced components (“China tariffs”). Mr. DeGaynor requested that the Committee consider adjustments to Consolidated Operating Income to exclude the impact of these external events, for the employees other than himself who participate in AIP. The rationale was that these events were outside of management’s control, and the intent was to drive continued motivation and retention of key team members.
The Committee considered the request and used its discretion to approve the adjustments to the 2019 Consolidated Operating Income results to exclude the impact of the GM strike and China tariffs, which were external factors beyond management’s control. Mr. DeGaynor did not receive a payment under the 2019 AIP as the Company’s unadjusted results did not achieve the threshold Consolidated Operating Income.

The AIP metrics, weighting, metric performance targets, and achievement for 2019 are summarized as follows:
Mr. Krakowiak, Mr. Dono:	Weight	Metric Target	Achievement (1),(2)
Consolidated Metrics:
Operating Income	70%	$67.7 million	51%
Free Cash Flow	30%	$51.0 million	0%
Overall Weighted Achievement			35.4%

Mr. Borne:	Weight	Metric Target	Achievement (1),(2)
Consolidated Metrics:
Operating Income	45%	$67.7 million	51%
Free Cash Flow	30%	$51.0 million	0%
Divisional Metrics:
Operating Income	15%	$41.1 million	0%
Free Cash Flow	10%	$8.9 million	0%
Overall Weighted Achievement			22.7%

Mr. Willig:	Weight	Metric Target	Achievement (1),(2)
Consolidated Metrics:
Operating Income	45%	$67.7 million	51%
Free Cash Flow	30%	$51.0 million	0%
Divisional Metrics:
Operating Income	15%	$65.0 million	51%
Free Cash Flow	10%	$39.2 million	0%
Overall Weighted Achievement			30.3%
(1)
Results exclude the impact of the divestiture of our Control Devices’ non-core switches and connectors product lines, restructuring costs, business realignment costs and fair value adjustments which occurred in Q3 2019.

(2)	The Committee approved adjustments to Consolidated Operating Income results for the GM strike and China tariffs as external events that were outside of management’s control.
The following table provides the 2019 AIP targets and achievement as a percent of base salary and as a dollar amount for our NEOs.
Executive Officer	Percent of Base Salary Target	Percent of Target Bonus Achieved	Target Bonus	Achieved Bonus(1)
Jonathan B. DeGaynor	103%	0.0%	$ 850,000	$—
Robert R. Krakowiak	75%	35.4%	349,313	123,657
Thomas M. Dono, Jr.	60%	35.4%	232,140	82,178
Laurent P. Borne	50%	22.7%	169,000	38,363
Robert R. Willig, Jr.	50%	30.3%	169,000	51,207
Anthony L. Moore(1)	50%	0.0%	122,859	—
(1)	Mr. Moore did not receive a bonus because he was not employed at the time of payout as required under the plan.
The payment of compensation under the 2019 AIP plan was subject to our overall performance and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
In addition to AIP, Mr. Borne received a sign-on bonus in the amount of $80,000.

Long-Term Incentive Awards
We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. Under our Long-Term Incentive Plan (“LTIP”), executive officers may be granted share options, restricted common shares and other equity-based awards. Under our Long-Term Cash Incentive Plan (“LTCIP”), which was not used in 2019, executive officers may be granted awards payable in cash. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2019, we used the following long-term incentive vehicles to provide grants to our executive officers.
•
Time-Based Restricted Share Units (“RSUs”): RSUs provide strong retention value by granting the recipients the right to receive common shares (on a one-for-one basis for the number of RSUs granted) after a three-year vesting period, provided that the executive officer is still employed by the Company.

•
Performance-Based Share Units (“Performance Shares”) - Total Shareholder Return: These awards may be earned based on our TSR over a three-year period relative to the TSR of our 2019 Peer Group, which is comprised of our 2019 Comparator Group of companies. The following table shows the payout levels associated with TSR percentile ranking. We believe the use of the TSR metric effectively aligns executive and shareholder interests. The Performance Shares earned based on the TSR metric will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

SRI TSR v. Peer Group	Calculation of # of Shares	Shares Earned as a % of Target Shares
50th - 100th percentile	SRI percentile x 2.0	100% - 200%
30th - 49th percentile	50% + {2.5 x (SRI percentile-30)}	50% - 99%
< 30th percentile	n/a	0%
•
Performance Shares - Earnings Per Share: In 2019, we granted Performance Shares that may be earned after three years based on performance relative to a pre-determined threshold, target and maximum cumulative EPS metric over a three-year period. Below the threshold, no shares will be earned. The maximum shares that may be earned is 200% of target. The target EPS for 2019 was set using the Board-approved budget, with an additional 10% added for each of the next two years in the vesting period. The threshold is set at 70% of target and the maximum is set at 130%. Provided the executive officer remains employed, and depending on performance relative to the EPS target, the number of Performance Shares vested prorates between minimum and maximum amounts. The Performance Shares earned based on the EPS metric will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

	Threshold	Target	Maximum
Cumulative EPS	$3.89	$5.56	$7.23
•
Performance Shares – Return on Invested Capital (ROIC): In 2019, we granted Performance Shares that may be earned after three years based on performance relative to a pre-determined threshold, target and maximum average ROIC metric over a three-year period. Below the threshold, no shares will be earned. The maximum shares that may be earned is 200% of target. The target ROIC for 2019 was set using the Board-approved budget, with an additional 10% added for each of the next two years in the vesting period, and then taking an average of the three years. The threshold is set at 70% of target and the maximum is set at 130%. Provided the executive officer remains employed, and depending on performance relative to the ROIC target, the number of Performance Shares vested prorates between minimum and maximum amounts. The Performance Shares earned based on the ROIC metric will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

	Threshold	Target	Maximum
Average ROIC	13.2%	18.9%	24.6%

The following chart shows the allocation of the LTIP awards that were granted in 2019:

The Committee determines the value of the annual grant to the executive officers by considering the comparison to our Comparator Group obtained during the annual compensation review process, as well as the executives’ responsibilities, performance and potential contributions. The targeted value of 2019 LTIP grants were established as listed in the table below.
Executive Officer	Targeted Value 2019 Grant
Jonathan B. DeGaynor	$ 2,450,000
Robert R. Krakowiak	698,625
Thomas M. Dono, Jr.	425,590
Laurent P. Borne	338,000
Robert R. Willig, Jr.	338,000
Anthony L. Moore	347,069
The grant date fair value of the RSUs and Performance Shares awarded in 2019 are included in the “Stock Awards” column of the Summary Compensation Table. The RSUs awarded in 2019 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table, and the grant date fair value of the Performance Shares awarded are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.
The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.
In addition to his LTIP grant at the targeted value shown above, Mr. Krakowiak received an additional grant of 16,644 time-based shares with a grant value of $500,000 that vest in three years. This grant was in recognition of performance and for retention purposes. This grant is included in the Grants of Plan-Based Awards table.
2017 Grant of RSUs and Performance Shares
The performance period for the Performance Shares that were granted in 2017 ended on December 31, 2019. The shares vested on March 6, 2020, as shown below. These shares are included for the NEOs, as applicable, in the “Outstanding Equity Awards at Year-End” table.

2017 LTIP Grant - Performance Period Results
Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2017-2019)	Payout % of Target Shares
Time-Based RSUs	3/6/2017	3/6/2020	45%	n/a	100%
Performance Shares - TSR	3/6/2017	3/6/2020	30%	87th %ile of Peer Group	174% of target
Performance Shares - EPS	3/6/2017	3/6/2020	25%	118% of target	130% of target
The TSR Peer Group for the 2017 grant consisted of the following companies(1):
Altra Industrial Motion	EnPro Industries	Methode Electronics
AVX	ESCO Technologies	Modine Manufacturing Company
Barnes Group	Franklin Electric	OSI Systems
Chart Industries	Gentex	Rogers
CIRCOR	Gentherm	Shiloh Industries
Columbus McKinnon	Graco	Spartan Motors
Commercial Vehicle Group	KEMET	Standard Motor Products
CTS	Littelfuse	Superior Industries
Dorman Products	Lydall	Wabash National
Enerpac Tool Group(2)	Meritor
(1)	Tower International was in the original Comparator Group but has since been excluded because it was acquired on September 30, 2019.
(2)	Enerpac Tool Group was previously known as Actuant.
Perquisites
We provide executive officers with limited perquisites that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.
Perquisites that are provided to executive officers are different by individual and might include an auto allowance or spousal travel. The incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.
Employment Agreements
We use employment agreements in limited situations. In 2015, we entered into a negotiated employment agreement with Mr. DeGaynor which remains in effect. This agreement provides for a minimum base salary of $500,000; participation in the annual incentive plan at a target of 100% of base salary; a monthly auto allowance, participation in the Company’s customary benefit plans including an annual executive physical; and participation in the long-term incentive plan. In addition, if Mr. DeGaynor is terminated without cause, we will be obligated to pay him the sum of his annual base salary and target annual incentive as well as health and welfare benefits for one year, and if the termination occurs in the last six months of the fiscal year, he would be paid a prorated annual incentive.
The Company has not entered into an employment agreement with any other NEO.
Severance Plan
The Company provides executive severance through the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Krakowiak, Mr. Dono, Mr. Borne, Mr. Willig and Mr. Moore. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection is provided in his employment agreement as described above.

Termination and Change in Control Payments
We have entered into change in control agreements with Mr. DeGaynor, Mr. Krakowiak, Mr. Dono, Mr. Borne, Mr. Willig and Mr. Moore, and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change-in-control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (“Code”) generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive. Prior to the 2017 Tax Cuts and Jobs Act, certain compensation was exempt from the deduction limit to the extent it met the requirements to be considered “qualified performance-based compensation” as previously defined in Section 162(m). The 2017 Tax Cuts and Jobs Act eliminated that exemption. Certain arrangements entered into prior to November 2, 2017 are considered “grandfathered” and compensation paid under such arrangements will continue to be deductible until the arrangements are materially modified.
The Compensation Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. However, in light of the changes to Section 162(m), the Committee anticipates that a larger portion of future compensation paid to the Company’s NEOs will be subject to a tax deduction disallowance under Section 162(m). The Compensation Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Annually, the Compensation Committee reviews all compensation programs and payments, including the tax impact on the Company.
Accounting Treatment of Compensation
As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Compensation.
Share Ownership Guidelines
The Committee has established share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO, CFO and other executive officers must retain Company common shares equal in market value to five, four and three times, respectively, of their annual base salaries. The executive officers have a five year accumulation period to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached. The accumulation period begins on the date of their first grant following their date of hire or promotion which subjects them to the guidelines.
Clawback Policy
The Company adopted a clawback policy which provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Compensation Risk Assessment
The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.

As part of the evaluation, the Compensation Committee reviews a compensation risk assessment that was prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzes all Company compensation programs for various categories of compensation related risk.
The Compensation Committee considers, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance, the mix of short term and long term compensation, the maximum payout levels for short term and long term incentives, the distribution of compensation between equity and cash, and other factors that mitigate risk.
The Compensation Committee determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee

Kim Korth, Chairperson
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jonathan B. DeGaynor President & Chief Executive Officer	2019	$825,000	$—	$2,449,942	$—	$28,222	$3,303,164
	2018	750,000	—	1,800,013	564,000	28,022	3,142,035
	2017	615,000	—	1,299,862	832,095	26,408	2,773,365

Robert R. Krakowiak EVP, Chief Financial Officer & Treasurer	2019	465,750	—	1,198,566	123,657	12,787	1,800,760
	2018	433,800	—	535,648	228,352	12,472	1,210,273
	2017	408,333	275,250	499,904	395,020	9,480	1,587,987

Thomas M. Dono, Jr. Chief Legal Officer & Secretary	2019	386,900	—	425,517	82,178	11,560	906,154
	2018	359,853	—	364,848	150,964	10,066	885,730

Laurent P. Borne President Electronics & Chief Technology Officer	2019	338,000	80,000	337,950	38,363	176,824	971,137

Robert R. Willig, Jr.	2019	338,000	—	337,950	51,207	12,232	739,389
	2018	325,000	85,000	324,962	90,090	12,032	837,084

Anthony L. Moore	2019	245,719	—	347,022	—	415,678	1,008,419
	2018	321,360	—	321,291	120,831	36,756	800,238
	2017	309,000	25,000	308,858	229,384	1,518	873,760
(1)	Other Bonus for Mr. Borne consisted of an $80,000 sign-on bonus paid six months after hire.
(2)
The amounts included in the “Stock Awards” column represent the grant date fair value of time-based RSUs and Performance Shares computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. In 2019, RSUs and Performance Share awards were granted to our NEOs. The Performance Share awards were expected to be earned at the target level when granted; the maximum value of the Performance Share awards on the date of grant for Mr. DeGaynor, Mr. Krakowiak, Mr. Dono, Mr. Borne, Mr. Willig, and Mr. Moore are, respectively, $2,694,888, $768,423, $468,023, $371,714, $371,714, and $381,688. Please see the “Grants of Plan-Based Awards for 2019” table for more information regarding the RSUs and Performance Shares granted in 2019.

(3)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned under the AIP in the fiscal year listed.
(4)	The amounts shown for 2019 in the “All Other Compensation” column are comprised of the following:
Executive Officer	Auto Allowance	401(k) Match	Group Term Life Ins	Tax Paid to Foreign Govt	Other(1)	Total
Jonathan B. DeGaynor	$14,400	$11,200	$2,622	$—	$—	$28,222
Robert R. Krakowiak	—	11,200	1,587	—	—	12,787
Thomas M. Dono, Jr.	—	11,200	360	—	—	11,560
Laurent P. Borne	—	8,208	240	34,357	134,019	176,824
Robert R. Willig, Jr.	—	11,200	1,032	—	—	12,232
Anthony L. Moore	—	—	1,892	—	413,786	415,678
(1)
For Mr. Borne, these are costs related to his company-initiated relocation to Sweden, including housing, transportation, education for dependents, relocation expenses, and tax reimbursements. For Mr. Moore, 400,000 represents a separation payment and 13,786 represents tax reimbursement for commuting expenses.

Grants of Plan-Based Awards in 2019
								All Other Stock Awards: Number of Shares of Units (#)(3),(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan B. DeGaynor		$ 425,000	$ 850,000	$1,700,000
	3/4/2019				22,426	44,855	89,710	36,701	$2,449,942
Robert R. Krakowiak		174,656	349,313	698,625
	3/4/2019				6,394	12,790	25,580	27,109	1,198,566
Thomas M. Dono, Jr.		116,070	232,140	464,280
	3/4/2019				3,894	7,790	15,580	6,375	425,517
Laurent P. Borne		84,500	169,000	338,000
	3/4/2019				3,093	6,187	12,374	5,063	337,950
Robert R. Willig, Jr.		84,500	169,000	338,000
	3/4/2019				3,093	6,187	12,374	5,063	337,950
Anthony L. Moore		61,430	122,859	245,719
	3/4/2019				3,176	6,353	12,706	5,199	347,022
(1)
The amounts shown reflect awards granted under our 2019 AIP. In March 2019, the Compensation Committee approved the 2019 target AIP awards expressed as a percentage of the executive officer’s 2019 approved base salary, and Company and individual performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2019. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2019 awards and performance measures.

(2)
The amounts shown reflect grants of Performance Share awards made under our LTIP on March 4, 2019. The amount of the Performance Shares that will be earned will be determined based on our total shareholder return compared to that of a defined peer group for 25% of the awards, and based on our EPS performance for 20% of the awards, and based on our ROIC performance for 10% of the awards for the performance period January 1, 2019 through December 31, 2021. The shares will vest on March 4, 2022, assuming the grantee is still employed on that date.

(3)
The amounts shown reflect grants of time-based RSUs made under our LTIP. These RSUs were granted on March 4, 2019. The time-based grant comprises 45% of the total LTIP award, and will be earned on March 4, 2022, assuming the grantee is still employed on that date.

(4)
The amount shown for Mr. Krakowiak includes a grant of 16,644 time-based shares with a grant value of $500,000 received in recognition of performance on March 4, 2019. These shares will be earned on March 4, 2022, assuming Mr. Krakowiak is still employed on that date.

(5)
The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Outstanding Equity Awards at Year-End
	STOCK AWARDS
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan B. DeGaynor	31,230(2)	$915,664	58,365(7)	$1,711,262
	33,100(3)	970,492	62,530(8)	1,833,380
	36,701(4)	1,076,073	65,244(9)	1,912,954

Robert R. Krakowiak	12,010(2)	352,133	22,448(7)	658,175
	9,850(3)	288,802	18,610(8)	545,645
	27,109(4)	794,836	18,604(9)	545,469

Thomas M. Dono, Jr.	6,710(3)	196,737	12,670(8)	371,484
	6,375(4)	186,915	11,331(9)	332,225

Laurent P. Borne	5,460(4)	160,087	10,313(10)	302,377
	5,063(5)	148,447	8,999(9)	263,851
	3,517(6)	103,118

Robert R. Willig, Jr.	5,980(3)	175,334	11,280(8)	330,730
	5,063(5)	148,447	8,999(9)	263,851

Anthony L. Moore	7,420(2)	217,554	13,870(7)	406,668
	5,910(3)	173,281	11,160(8)	327,211
	5,199(5)	152,435	9,241(9)	270,946
(1)
Time-based restricted share units (RSUs) and Performance Shares are paid after the end of the performance period and on the vesting dates shown in the following footnotes. With regard to Performance Shares the actual number of common shares paid out is dependent upon the achievement of the related performance objectives. In this column, the theoretical value of the number of outstanding RSUs and Performance Shares, as applicable, reported in the column to the immediate left is based on the price of our common shares on December 31, 2019 ($29.32). In calculating the number of Performance Shares and their value, we compare the Company’s performance through 2019 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we report the potential payout at the next highest level.

(2)	These time-based RSUs vest on March 6, 2020.
(3)	These time-based RSUs vest on March 6, 2021.
(4)	These time-based RSUs vest on March 10, 2021
(5)	These time-based RSUs vest on March 4, 2022.
(6)	These time-based RSUs vest on September 10, 2020.
(7)
These Performance Shares are scheduled to vest on March 6, 2020 subject to actual performance on specified financial performance metrics. Performance on TSR and EPS was between target and maximum for the performance period that ended December 31, 2019.

(8)
These Performance Shares are scheduled to vest on March 6, 2021 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be above target for TSR (maximum is shown) and between threshold and target for EPS (target is shown).

(9)
These Performance Shares are scheduled to vest on March 4, 2022 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be at target for EPS and ROIC (target is shown), and above target for TSR (maximum is shown).

(10)
These Performance Shares are scheduled to vest on March 10, 2021 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be above target for TSR (maximum is shown) and between threshold and target for EPS (target is shown).

Shares Vested in 2019
			Stock Awards(1)
Executive Officer	Number of Time-Based RSUs Acquired on Vesting (#)	Number of Performance Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jonathan B. DeGaynor	37,530	62,967	$ 3,018,930
Robert R. Krakowiak	12,669	21,254	1,034,312
Anthony L. Moore	9,171	15,386	699,875
(1)
For Mr. DeGaynor, the shares are from the 2016 LTIP grant that vested on March 4, 2019. For Mr. Krakowiak, the shares are from a grant received at his time of hire in 2016 which vested on August 29, 2019. For Mr. Moore, the shares are from a grant received at his time of hire in 2016 which vested on May 10, 2019.

Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for our executive officers and certain other leaders in the organization, effective June 1, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The Company will provide matching contributions to the extent that participants are unable to receive a full match in the 401(k) plan, due to contribution and/or compensation limits. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of AIP and up to 100% of LTIP. The minimum deferral period is three years.
Executive Officer	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Laurent P. Borne	$ 3,380	—	$237	$3,617
Potential Change in Control and Other Post-Employment Payments
We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.
We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:
•	a change in control of the Company; and
•	a triggering event:
•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
•
NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits) within two years of the change in control.

In March 2015, we entered into a CIC Agreement with Mr. DeGaynor as part of his employment agreement. The terms of this CIC Agreement are substantially similar to that described above. If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. DeGaynor:
•	two times the greater of Mr. DeGaynor’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of Mr. DeGaynor’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•
an amount equal to the pro rata amount of annual incentive compensation Mr. DeGaynor would have been entitled to at the time of a triggering event calculated based on the personal and performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.
If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Krakowiak, Mr. Dono, Mr. Borne, Mr. Willig and Mr. Moore:
•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;
•
an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.
Upon a change in control as defined by the Amended and Restated Long-Term Incentive Plan (“2016 LTIP”), time-based RSUs and Performance Shares granted under that plan vest immediately and are no longer subject to forfeiture. Upon a change in control as defined by the 2016 LTIP, time-based RSUs and Performance Shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.
We have a Severance Plan. The NEOs covered under the Severance Plan include Mr. Krakowiak, Mr. Dono, Mr. Borne, Mr. Willig, and Mr. Moore. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection is provided in his employment agreement as described above. No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or upon death or disability.

Value of Payment Presuming Hypothetical December 31, 2019 Termination Date
Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2019, each NEO would be eligible for the following payments and benefits:
	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Jonathan B. DeGaynor
Base Salary	$825,000	$1,650,000	$206,250	$—
Annual Incentive Award	850,000	1,700,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	1,756,796	2,962,229	2,962,229	2,962,229
Unvested and Accelerated Performance Shares, Restricted Common Shares	2,147,250	3,620,580	2,147,250	2,147,250
Health and Welfare Benefits	36,654	73,308	—	—
Total	$5,615,700	$10,006,117	$5,315,729	$5,109,479
Robert R. Krakowiak
Base Salary	$465,750	$931,500	$—	$—
Annual Incentive Award	—	498,019	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	729,863	1,435,771	729,863	729,863
Unvested and Accelerated Performance Shares, Restricted Common Shares	726,403	1,158,433	726,403	726,403
Health and Welfare Benefits	33,829	67,658	—	—
280G Reduction or Excise Tax(1)		(456,857)
Total	$1,955,845	$3,634,525	$1,456,266	$1,456,266
Thomas M. Dono, Jr.
Base Salary	$386,900	$773,800	$—	$—
Annual Incentive Award	—	233,142	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	172,138	383,652	172,138	172,138
Unvested and Accelerated Performance Shares, Restricted Common Shares	210,371	468,827	210,371	210,371
Health and Welfare Benefits	32,581	65,162	—	—
280G Reduction or Excise Tax(1)		(96,819)
Total	$801,990	$1,827,764	$382,509	$382,509
Laurent P. Borne
Base Salary	$338,000	$676,000	$—	$—
Annual Incentive Award	—	94,371	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	195,359	411,653	195,359	195,359
Unvested and Accelerated Performance Shares, Restricted Common Shares	154,751	377,055	154,751	154,751
Health and Welfare Benefits	32,064	64,127	—	—
Total	$720,174	$1,623,206	$350,110	$350,110
Robert R. Willig, Jr.
Base Salary	$338,000	$676,000	$—	$—
Annual Incentive Award	—	141,297	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	148,389	323,781	148,389	148,389
Unvested and Accelerated Performance Shares, Restricted Common Shares	181,198	395,439	181,198	181,198
Health and Welfare Benefits	30,034	60,068	—	—
Total	$697,621	$1,596,585	$329,587	$329,587
(1)
Code Section 280G provides guidelines that govern payments triggered by a change in control, known as parachute payments. If such payment exceeds 2.99 times the average annual compensation (safe harbor limit) for certain individuals, the payments may result in adverse tax consequences and excise taxes. The CIC Agreements provide if a parachute payment exceeds the safe harbor limit by 10% or less, then the payment amounts will be reduced to the safe harbor limit. If the parachute payment exceeds the safe harbor limit by more than 10%, then the payment is not reduced and the executive will be subject to an excise tax of 20%. Mr. Krakowiak would be subject to an excise tax of $456,857 as of December 31, 2019. Mr. Dono’s CIC compensation would be reduced by $96,819 as of December 31, 2019 to equal the Code Section 280G safe harbor limit. No reduction or excise tax would be required for Mr. DeGaynor, Mr. Borne or Mr. Willig as of December 31, 2019.
CEO Pay Ratio
In compliance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we undertook activities to calculate the ratio of our CEO’s total annual compensation to that of our median employee. For 2019, as permitted, we used the employee who was identified in 2017 as our median paid employee as that individual is still employed and there have been no significant changes to our global employee population.
We calculated the 2019 total compensation data for both the CEO and the median employee. Our median employee’s total annual compensation in 2019 was $24,135. Our CEO’s total annual compensation in 2019 for purposes of calculating the CEO pay ratio was $3,303,164. The ratio of our CEO’s total annual compensation to the total annual compensation of our median employee was 137 to 1.
Director Compensation
Non-employee directors are compensated for their services as directors as shown in the chart below.
2019 Schedule of Director Fees
Cash Compensation
Annual Retainer-Director	$80,000
Annual Retainer-Chairman	150,000
Additional Compensation:
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating & Corporate Governance Committee Chair	10,000
Compliance & Ethics Committee Chair	10,000
Equity Compensation
Date of grant value	105,000
The Compensation Committee reviews director compensation annually relative to data of the Company’s Comparator Group provided by TRS, its independent consultant, and recommends changes to the full Board for approval, as appropriate. For 2019, the Committee recommended and the Board approved an annual Chairperson fee of $10,000 for the Compliance & Ethics Committee, and a $2,500 increase to the Chairperson fees for the Nominating & Corporate Governance Committee and the Audit Committee.
Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. On March 5, 2019, each director was granted 3,535 restricted common shares. The restrictions on those common shares lapsed on March 5, 2020.
Director Compensation Table
Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total Compensation ($)
Jeff Draime	$80,000	$105,000	$185,000
Doug Jacobs	95,000	105,000	200,000
Ira Kaplan	80,000	105,000	185,000
Kim Korth	90,000	105,000	195,000
Bill Lasky	160,000	105,000	265,000
George Mayes, Jr.	90,000	105,000	195,000
Paul Schlather	80,000	105,000	185,000
(1)
The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Director Share Ownership Guidelines
The Board has established share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.
Maximum Annual Director Compensation Policy
The Directors’ Restricted Shares Plan has a current maximum annual limit for equity grants to any non-employee director of 10,000 shares.
The Board has adopted an annual limit for total compensation paid to a non-employee director of $350,000 in 2020.

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO 2016 LONG-TERM INCENTIVE PLAN TO INCREASE BY 1,100,000 THE NUMBER OF COMMON SHARES AUTHORIZED FOR ISSUANCE
The 2016 Long-Term Incentive Plan (“2016 LTIP”) was, upon the approval and recommendation of the Board of Directors, in accordance with applicable law and listing rules of the NYSE, approved by the Company’s shareholders at the 2016 Annual Meeting of Shareholders. On March 10, 2020, the Board of Directors approved an amendment (subject to shareholder approval) to the 2016 LTIP to increase by an additional 1,100,000 common shares the number of common shares available for issuance.
Description of Amendment
The amendment to the 2016 LTIP will increase the number of common shares available for issuance by 1,100,000 to bring the total common shares available for issuance to 2,900,000.
The Company is seeking shareholder approval of the amendment to the 2016 LTIP because additional shares available for issuance under the it will assist the Company in achieving its goal of promoting long-term growth and profitability by enabling the Company to attract, retain and reward key employees and, therefore, align the interests of those employees with those of the Company’s shareholders. Without the additional shares for the 2016 LTIP, the Company would not have the ability to make equity-based awards to its key employees and would be greatly disadvantaged in attracting and retaining key employees. As described under the section heading “Executive Compensation,” the Company has made annual grants of equity-based awards under the 2016 LTIP.
By aligning compensation with performance, the Company believes that the use of share-based benefits as part of the Company’s compensation package is of great importance in promoting the Company’s growth and continued success and is thus a substantial benefit to the Company’s shareholders and the Company. The description of the 2016 LTIP, as amended, is subject to and qualified by (i) Appendix A to this Proxy Statement (which contains a copy of the 2016 LTIP amendment that increases the number of common shares authorized for issuance) and (ii) a copy of the 2016 LTIP (prior to the amendment), which is available at www.sec.gov as an appendix to our Proxy Statement dated and filed with the SEC on April 8, 2016 and is also available as Exhibit 4.3 to our Form S-8 Registration Statement filed with the SEC on August 3, 2016. These files are also available on our website at www.stoneridge.com (see “Investors”, “SEC Filings”).
Under the 2016 LTIP plan, 1,800,000 common shares were reserved for issuance pursuant to grants or awards. At the end of 2019, grants for 1,200,753 common shares had been made, 180,437 of those common shares have been forfeited and therefore again available for grants under the 2016 LTIP. In March 2020, grants for 653,407 common shares were made and, in the first quarter of 2020 through March 20, 2020, 27,035 common shares were forfeited, leaving a total of 153,312 common shares available for issuance as grants under the 2016 LTIP. The proposed amendment would add 1,100,000 to the number of common shares available for issuance under the 2016 LTIP.
Summary of the 2016 Long-Term Incentive Plan:
•
The purpose of the LTIP is to promote the Company’s long-term growth and profitability by enabling the Company to attract, retain and reward key employees and officers and to strengthen the common interests of such employees and officers and the Company’s shareholders by offering key employees and officers equity or equity-based incentives. Key employees and officers of the Company and its subsidiaries or affiliates will be eligible to participate in the LTIP. As of March 31, 2020, approximately 45 key employees and officers were eligible to participate in the LTIP.

•
The Compensation Committee administers the LTIP and determines who receives awards, the type and amount of awards, the consideration, if any, to be paid for awards, the timing of awards and the terms and conditions of awards. Under the LTIP, the Compensation Committee may delegate its responsibilities as to the selection of and grant of awards to employees who are not executive officers of the Company or, subject to Section 16 of the Exchange Act, to the

Company’s management in a manner consistent with applicable law. The Compensation Committee will have the authority to adopt, alter and repeal such rules, guidelines and practices governing the LTIP as it considers advisable and to interpret the terms and provisions of the LTIP and any award issued under the LTIP.
•
The Compensation Committee may grant stock options that (i) qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, (ii) do not qualify as incentive stock options, or (iii) both. To qualify as an incentive stock option, an option must meet certain requirements set forth in the Internal Revenue Code. Under the LTIP the maximum number of common shares which may be issued subject to incentive stock options is 250,000. Options are evidenced by a stock option agreement in the form approved by the Compensation Committee.

•
In addition, the Compensation Committee may make grants of restricted shares, restricted share units, deferred shares, share purchase rights, share appreciation rights in tandem with stock options, performance shares, performance share units, share units, other share-based awards or any combination thereof.

•
Stock options will be exercisable and grants of restricted shares, restricted share units, performance units or performance shares, etc. will vest at such time or times as the Compensation Committee determines at the time of grant. In general, restricted shares are non-transferable prior to vesting. Additionally, if any stock option or grant of restricted shares or restricted share units is exercisable or becomes vested only in installments or after specified exercise dates, the Compensation Committee may waive such exercise provisions and accelerate any exercise date based on such factors as the Compensation Committee shall determine in its sole discretion. No consideration will be received by the Company for the granting of awards under the LTIP.

•
The exercise price of a stock option granted under the LTIP may not be less than 100% of the fair market value of the Company’s common shares on the date the stock option is granted, except that with respect to an incentive stock option, the exercise price may not be less than 110% of the fair market value of the Company’s common shares on the date of grant for participants who, on the date of grant, own more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiaries.

•
The term of each stock option will be fixed by the Compensation Committee and may not exceed ten years from the date the stock option is granted, except that the term for incentive stock options may not exceed five years for participants who, on the date of grant, own more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiaries.

•	No participant in the LTIP may be granted stock options, share appreciation rights or other awards, including any performance shares, in any calendar year for more than 400,000 common shares.
•
In the event of any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, acquisition, split-up, spinoff, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event, and such event affects shares such that the Committee determines an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the LTIP, the Committee may adjust (i) the number of shares with respect to which awards may be granted or awarded, (ii) the number of shares subject to outstanding awards, (iii) the grant or exercise price with respect to any award, and (iv) the applicable limitations for grants to a participant.

•	The LTIP will not be qualified under Section 401(a) of the Internal Revenue Code and will not be subject to the provisions of the Employee Retirement Income Security Act of 1974.

•
The LTIP is intended to comply with Section 409A of the Internal Revenue Code. If it is determined that any amount to be paid to a “specified employee” (as such term is defined in Section 409A of the Internal Revenue Code) under the LTIP is considered “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code, then such payment if made upon “separation from service”, as defined in Section 409A of the Internal Revenue Code, shall be delayed for six months and one day following the specified employee’s separation from service.

•
The Board of Directors may amend, alter or discontinue the LTIP as long as it does not impair the rights thereunder of any participant. The Board of Directors must submit to the Company’s shareholders for approval any amendments to the LTIP which require shareholder approval under Section 16 of the Exchange Act or the rules and regulations thereunder or NYSE listing standards.

•
In the event there is a change in control (as defined in the LTIP) and a grantee’s termination of service within two years of a change in control, then (i) any stock options awarded under the LTIP not previously exercisable and vested shall become fully exercisable and vested upon the termination of the employment of the participant by the Company other than for cause or by the participant for good reason; (ii) any share appreciation rights shall become immediately exercisable upon the termination of employment of the participant by the Company other than for cause or by the participant for good reason; (iii) the restrictions applicable to any restricted shares or restricted share units, performance shares or performance share units, deferred shares, share purchase rights and other share-based awards shall lapse and such shares and awards shall be deemed fully vested upon the termination of employment of the participant by the Company other than for cause or by the participant for good reason (provided that any award subject to Section 409A of the Internal Revenue Code shall be settled in accordance with the terms of the grant and without regard to the change of control unless the change in control also constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code and such termination of employment occurs within two years); and (iv) unless otherwise determined by the Committee, the payout of performance shares and performance share units shall be determined exclusively by the attainment of the performance goals established by the Committee, which may not be modified after the change in control, and the Company shall not have the right to reduce the awards after the change in control for any other reason.

•
Performance objectives established by the Committee may be based on one or more of the following criteria applicable to the Company, one or more of its subsidiaries, units, divisions or the participant: increase in net sales, pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; revenue growth; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; other return measures (including, but not limited to, return on capital, invested capital, or average equity); cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment); capital and liquidity ratios; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; total return to shareholders; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices or peer performance; achievement of safety, succession planning, sustainability, share price or talent development objectives or reductions in labor or material costs.

•
See Executive Compensation on page 17, including Compensation Discussion and Analysis (page 17), Summary Compensation Table (page 29) and Grants of Plan-Based Awards (page 30) for information about awards made under the 2016 LTIP to the Company’s Named Executive Officers.

•	On March 20, 2020, the closing price of common shares of the Company on the New York Stock Exchange was $15.69.

Federal Income Tax Consequences
The following summary of the federal income tax consequences applicable to options awarded under the 2016 LTIP is only a general summary of the applicable provisions of the Internal Revenue Code and regulations promulgated thereunder as in effect on the date of this proxy statement. The actual federal, state, local and foreign tax consequences to the participant may vary depending upon his or her particular circumstances.
Incentive Stock Options
An incentive stock option results in no taxable income to the participant or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the participant. If the participant holds the shares received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares (generally the amount received in excess of the option price) is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the participant will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be either a long-term or a short-term capital gain depending on whether the participant has held the shares for more than one year. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the participant’s income as compensation. The participant’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.
If an incentive stock option is exercised by tendering previously owned common shares, the following generally will apply: a number of new shares equal to the number of previously owned common shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period (except for the disqualifying disposition period) for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged. To the extent that the number of common shares received exceeds the number of common shares surrendered, no taxable income will be realized by the participant at that time; such excess common shares will be considered incentive stock option stock with a zero basis; and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant. If the common shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the incentive stock option relating to the surrendered common shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the participant will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the common shares surrendered over the basis of such common shares. If any of the common shares received are disposed of in a disqualifying disposition, the participant will be treated as first disposing of the common shares with a zero basis.
Non-qualified Stock Options
Provided that the exercise price is not less than the market value of a share at grant, a non-qualified stock option results in no taxable income to the participant or deduction to the Company at the time it is granted. A participant exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, the Company will be allowed a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation recognized by the participant.

The participant’s basis in such common shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be a long-term or short-term gain (or loss), depending upon the holding period of the common shares. The holding period for shares received upon the exercise of an option begins on the date of exercise of the option.
If a non-qualified option is exercised by tendering previously owned common shares, the following generally will apply: a number of new common shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged. The participant will have compensation income equal to the fair market value on the date of exercise of the number of new common shares received in excess of such number of exchanged common shares; the participant’s basis in such excess common shares will be equal to the amount of such compensation income; and the holding period in such common shares will begin on the date of exercise.
Restricted Shares
A participant will not recognize any taxable income upon the grant of restricted shares unless the participant makes a voluntary election to recognize income at grant under Section 83(b) of the Internal Revenue Code. If a participant did not make an election under Section 83(b) of the Internal Revenue Code, then upon the expiration of a restriction period for restricted shares, whether such period lapses due to the satisfaction of certain pre-established performance criteria or due solely to the lapse of time, the participant will recognize compensation income and the Company will be entitled to a deduction equal to the value of the shares that the participant receives.
Vote Required for Approval
The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the 2016 LTIP. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.
The Board of Directors recommends that you vote FOR Proposal Four.
OTHER INFORMATION
Shareholder’s Proposals for 2021 Annual Meeting of Shareholders
Matters for Inclusion in the Proxy Materials for the 2021 Annual Meeting of Shareholders
Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2021 Annual Meeting of Shareholders must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before the close of business on December 3, 2020, for inclusion in our proxy statement and form of proxy relating to the 2020 Annual Meeting of Shareholders
Matters for Consideration at the 2021 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials
Matters for consideration at the 2021 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377 no later than the close of business on February 16, 2021.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. As a matter of practice, our staff and legal advisors assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) filing requirements were met with respect to the year ended December 31, 2019.
Other Matters
If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors”, FOR the proposals to (i) ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2020; (ii) approve of the advisory resolution on executive compensation, and (iii) the amendment to the 2016 LTIP increasing the number of common shares authorized for issuance.
The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.
If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.
By order of the Board of Directors,

Thomas M. Dono, Jr.
Dated: April 2, 2020	Chief Legal Officer and Secretary

Appendix A
FIRST AMENDMENT
TO THE
STONERIDGE, INC.
2016 LONG-TERM INCENTIVE PLAN
This First Amendment to the Stoneridge, Inc. 2016 Long-Term Incentive Plan (the “Amendment”), is made as of March 10, 2020 by the Board of Directors (the “Board”) of Stoneridge, Inc., an Ohio corporation (the “Company”). The Amendment will be effective for all Awards granted under the Stoneridge, Inc. 2016 Long-Term Incentive Plan (the “LTIP”), only after the effective date of this Amendment as described herein.
WHEREAS, the current LTIP, as previously approved by the Company’s Board of Directors and the Company’s shareholders, authorizes the issuance of 1,800,000 Company Common Shares under the LTIP;
WHEREAS, it is the desire of the Company to amend the LTIP, effective as of the date on which the Company’s shareholders approve this Amendment, to increase the maximum number of Common Shares that may be issued and available for Awards under the LTIP; and
WHEREAS, the Board approved the Amendment on March 10, 2020, subject to approval by the Company’s shareholders.
NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Company’s shareholders, the LTIP is amended as follows:
1.	Amendment to Section 3(a) of the LTIP.
Section 3(a) of the LTIP is hereby amended and restated in its entirety as follows:
“Aggregate Shares Subject to the Plan. Subject to adjustment as provided in Section 3(c), the total number of Shares reserved and available for Awards under the Plan is 2,900,000, pursuant to which the maximum number of Shares which may be issued subject to Incentive Stock Options is 250,000. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.”
2.	Amendment to Section 18 of the LTIP.
Section 18 of the LTIP is hereby amended and restated in its entirety as follows:
This 2016 Long-Term Incentive Plan was adopted by the Board of Directors on March 28, 2016 and approved the Company’s shareholders on May 10, 2016 in accordance with applicable law and the listing standards of the New York Stock Exchange. On March 10, 2020, the Board of Directors approved an amendment to the 2016 Long-Term Incentive Plan to increase the number of Shares available for issuance and Awards thereunder by 1,100,000 Shares bringing the total to 2,900,000 Shares. The March 10, 2020 amendment is subject to the approval by the holders of the Company’s outstanding Shares, in accordance with applicable law and the listing standards of the New York Stock Exchange. This 2016 Long-Term Incentive Plan, as amended, will become effective on the date of such shareholder approval.”
3.	Miscellaneous.
(a)	Except as amended by this Amendment, the LTIP shall remain in full force and effect.
(b)	Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the LTIP.

STONERIDGE, INC.
39675 MACKENZIE DRIVE, SUITE 400
NOVI, MI 48377

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 18, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRI2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 18, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D02253-P34076 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STONERIDGE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jonathan B. DeGaynor
02) Jeffrey P. Draime
03) Douglas C. Jacobs
04) Ira C. Kaplan
05) Kim Korth
06) William M. Lasky
07) George S. Mayes, Jr.
08) Paul J. Schlather

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2020.	☐	☐	☐
3. Approval, on advisory basis, of the 2019 compensation of the Company's named executive officers.	☐	☐	☐
4. Approval of an amendment to the 2016 Long-Term Incentive Plan to increase common shares available for issuance.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 2, 2020 is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D02254-P34076

STONERIDGE, INC.
Annual Meeting of Shareholders
May 19, 2020 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder signing the reverse side of this proxy card hereby appoints Jonathan B. DeGaynor, Robert R. Krakowiak and Thomas M. Dono, Jr., or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the Common Shares of Stoneridge, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM EDT on May 19, 2020, via live webcast at www.virtualshareholdermeeting.com/SRI2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxies, upon any other matter that properly comes before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side